Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests discussed in Note 1 and disclosures under the heading “Risks and Uncertainties” in Note 1 as to which the date is December 14, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in U.S. Concrete, Inc.’s Current Report on Form 8-K dated December 14, 2009.
/s/ PricewaterhouseCoopers LLP
Houston, TX
December 14, 2009